SYNNEX CORPORATION TO ACQUIRE EMJ SHARES

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact Info:

Sandra M. Salah	Jim Estill
Senior Director of Marketing and	President and CEO
Investor Relations	EMJ Data Systems Ltd.
SYNNEX Corporation	Telephone: (519) 837-2444 ext.213
Telephone: (510) 668-3715	E-mail: jestill@emj.ca
E-mail: sandras@synnex.,com

Fremont, CA and Guelph, ON – September 15, 2004 – SYNNEX Corporation (NYSE: SNX), through its subsidiary, SYNNEX Canada Limited, and EMJ Data Systems Ltd. (TSX: EMJ) jointly announced today that shareholders holding 8,232,834 common shares of EMJ Data Systems Ltd. (“EMJ”), representing approximately 87.7% of the issued and outstanding EMJ common shares on a fully diluted basis, have accepted the Offer dated August 9, 2004 of SYNNEX Canada Acquisition Limited, a wholly-owned subsidiary of SYNNEX Canada. All conditions to the completion of the Offer and the take-up of the EMJ common shares have been satisfied or waived and SYNNEX Canada Acquisition will take up the EMJ common shares deposited under the Offer on September 18, 2004 and pay CDN $6.60 for each such share on September 22, 2004.

SYNNEX Canada Acquisition is determining whether to convene a meeting of EMJ shareholders to consider a transaction that would result in SYNNEX Canada Acquisition acquiring 100% of the outstanding EMJ common shares. It is expected that an announcement in respect of any such meeting will be made shortly.

It was also announced that prior to expiry of the Offer holders of in excess of 95% of the issued and outstanding First Preference Shares Series A of EMJ and holders of in excess of 55% of the aggregate principal amount of convertible unsecured subordinated debentures of EMJ, agreed to waive their rights to convert their securities into EMJ common shares. In addition, all options issued under the EMJ stock option plan have been exercised or terminated; holders of warrants issued by EMJ agreed to the termination of such securities or the waiver of conversion rights into EMJ common shares; and the holder of a debenture issued by a wholly-owned subsidiary of EMJ in the aggregate principal amount of CDN $1 million converted its debenture into 200,000 EMJ common shares.

About SYNNEX Corporation

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

About SYNNEX Canada Limited

SYNNEX Canada Limited is a leading distributor of technology products to resellers and system builders throughout Canada. SYNNEX Canada endeavors to support the growth of its partners with business development and educational services, expert technical support, flexible financing options, certified configuration services, and e-business solutions. The company is a wholly-owned subsidiary of SYNNEX Corporation.

About EMJ Data Systems Ltd.

EMJ Data Systems Ltd., headquartered in Guelph, Ontario, is a Canadian publicly owned distributor of computer products and peripherals. EMJ specializes in niche-market products for Apple, Bar Coding/Auto-ID/Point-of-Sale, Build-To-Order, Digital Video, Networking and Security applications. EMJ has Canadian branch offices in Vancouver, Calgary, Winnipeg, Montreal and Halifax, as well one office in the United States. EMJ’s common shares are traded on the Toronto Stock Exchange (TSX) under the symbol EMJ. For more information about EMJ, visit www.emj.ca.

Safe Harbor Statements

Statements in this press release regarding SYNNEX Corporation which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding the acquisition of EMJ common shares and the meeting of EMJ shareholders, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the satisfaction of customary closing conditions and other risks detailed from time to time in SYNNEX’s SEC reports; including in Quarterly Report on Form 10-Q for the quarter ended May 31, 2004. In light of these risks and uncertainties, there can be no assurance that the results referred to in this forward-looking statements contained in this press release will occur. Statements included in this press release are based upon information known to SYNNEX Corporation and EMJ Data Systems Ltd. as of the date of this release, and SYNNEX Corporation and EMJ Data Systems Ltd. assume no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.